Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Members and Managers of Superior Offshore International, L.L.C.
The Stockholder and Board of Directors of
Superior Offshore International, Inc.
We consent to the use of our reports dated March 8, 2007 relating to the financial statements of Superior Offshore International, L.L.C. and relating to the balance sheet of Superior Offshore International, Inc. included herein and to the references to our firm under the heading “Experts” in the Registration Statement.
/s/ KPMG LLP
New Orleans, Louisiana
March 8, 2007